Exhibit 17.1

David Vosbein

232 Lake Marina Avenue, #2A

New Orleans, LA 70124

April 16, 2010

To the Board of Directors of Geospatial Holdings, Inc.:

I hereby submit my resignation as President of Geospatial Holdings, Inc. and as a member of the Board of Directors effective April 16, 2010.

Sincerely,

/s/ David Vosbein
David Vosbein